Exhibit 10.1
AMENDMENT AND RESTATEMENT AGREEMENT
     THIS AMENDMENT AND RESTATEMENT AGREEMENT (this “Agreement”), dated as of August 11, 2011, is made between THOMAS & BETTS CORPORATION, a Tennessee corporation (the “Borrower”), the Lenders (as defined in the hereafter defined Existing Credit Agreement) party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION (as successor by merger to Wachovia Bank, National Association) (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as Issuing Bank and as Swing Bank under the Second Amended and Restated Credit Agreement dated as of October 16, 2007 (as amended by the First Amendment to Second Amended and Restated Credit Agreement, dated as of November 13, 2009, the “Existing Credit Agreement”), between the Borrower, the financial institutions from time to time party thereto as lenders and the Administrative Agent.
     WHEREAS, the Borrower desires to enter into a Credit Agreement, dated as of the date hereof (the “New Credit Agreement”), with the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Wells Fargo and Bank of America, N.A., as co-syndication agents; and
     WHEREAS, the Borrower has requested, and the Administrative Agent and the Majority Lenders have agreed, upon the terms and subject to the conditions set forth herein, that the Existing Credit Agreement be amended and restated as provided herein.
     NOW, THEREFORE, the Borrower, the Administrative Agent and the Majority Lenders hereby agree as follows:
     Section 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Restated Credit Agreement referred to below.
     Section 2. Restatement Effective Date. The “Restatement Effective Date” shall be a date as of which all of the conditions set forth in Section 5 shall have been satisfied.
     Section 3. Amendment and Restatement of the Existing Credit Agreement; Loans.
     (a) Effective on the Restatement Effective Date, the Existing Credit Agreement is hereby amended and restated to read in its entirety as set forth in Exhibit A hereto (the “Restated Credit Agreement”). The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations of the Borrower evidenced by or arising under the Existing Credit Agreement or the other Loan Documents, which shall not in any manner be impaired, limited, terminated, waived or released, but shall, as amended pursuant hereto, continue in full force and effect in favor of the Administrative Agent and the Lenders. From and after the Restatement Effective Date, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof’ and words of similar import, as used in the Restated Credit Agreement, shall, unless the context otherwise requires, refer to the Restated Credit Agreement and all references in the Restated Credit Agreement to “the date hereof”, “the date of this Agreement” or other words or phrases of similar import shall be deemed references to the Restatement Effective Date.
Signature Page to Amendment and Restatement Agreement

     (b) Effective on the Restatement Effective Date, the Negative Pledge Agreement is terminated, shall no longer be of any force and effect and shall cease to be a Loan Document.
     Section 4. Representations and Warranties. The Borrower represents and warrants that, as of the Restatement Effective Date:
     (i) the representations and warranties of the Borrower set forth in the Restated Credit Agreement are true and correct in all material respects on and as of the Restatement Effective Date, except in the case of any such representation or warranty that by its terms relates to a specified earlier date or dates, in which case such representation or warranty was true and correct in all material respects as of such earlier date or dates; and
     (ii) no Default or Event of Default under (and as defined in) the Restated Credit Agreement has occurred and is continuing.
     Section 5. Conditions. The consummation of the transactions set forth in Section 3 of this Agreement shall be subject to the satisfaction of the following conditions precedent:
     (a) Counterparts. The Administrative Agent shall have received from each of the Borrower, the Administrative Agent and the Majority Lenders either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
     (b) Effectiveness of New Credit Agreement. The Administrative Agent shall have received evidence reasonably satisfactory to it that the New Credit Agreement has become effective or will become effective upon this Agreement becoming effective.
     Section 6. Amendments; Counterparts. This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Borrower, the Administrative Agent and the Majority Lenders. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 7. Notices. All notices hereunder shall be given in accordance with the provisions of Section 9.1 of the Restated Credit Agreement.
     Section 8. Governing Law; Waiver of Jury Trial. This agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of law provisions thereof). EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN ARTICLE XI OF THE RESTATED CREDIT AGREEMENT AS IF SUCH ARTICLE WERE SET FORTH IN FULL HEREIN.
Signature Page to Amendment and Restatement Agreement

     Section 9. Headings. The section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Restatement Agreement to be executed by their duly authorized officers as of the date first above written.

THOMAS & BETTS CORPORATION, a Tennessee corporation
By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Bank, as Swing Bank and as a Lender
By:
Name:
Title:

Signature Page to Amendment and Restatement Agreement

EXHIBIT A
RESTATED CREDIT AGREEMENT

Execution Version
Published CUSIP Number: 884322AC2
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
among
THOMAS & BETTS CORPORATION, as Borrower,
The Financial Institutions Party Hereto,
BANK OF AMERICA, N.A., REGIONS BANK and SUNTRUST BANK,
as Co-Syndication Agents,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NY BRANCH,
as Documentation Agent
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
and Issuing Bank
Dated as of August 11, 2011
WELLS FARGO SECURITIES, LLC
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
Joint Lead Arrangers and Joint Book Runners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Page
Section 11.2 Consent to Venue	60
Section 11.3 Waiver of Jury Trial	61
EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	[Intentionally Omitted]
Exhibit C	Form of Notice of Conversion/Continuation
Exhibit D	Form of Revolving Loan Note
SCHEDULES:

Schedule 1	Existing Letters of Credit
Schedule 2	Revolving Loan Commitment
Schedule 3	Existing Loans
Schedule 6.1	Existing Indebtedness
Schedule 6.2	Existing Liens

-iv-

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
     This THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 11, 2011, by and among THOMAS & BETTS CORPORATION, a Tennessee corporation (the “Borrower”), the financial institutions from time to time party hereto as lenders (collectively, the “Lenders” and individually, each a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (as successor by merger to Wachovia Bank, National Association), as Administrative Agent and Issuing Bank.
RECITALS
     WHEREAS, the Borrower, certain of the Lenders and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of October 16, 2007 (as amended, supplemented, and otherwise modified from time to time prior to the Agreement Date, the “Existing Credit Agreement”); and
     WHEREAS, the Borrower, the Majority Lenders and the Administrative Agent have entered into an Amendment and Restatement Agreement dated as of the date hereof to amend and restate the Existing Credit Agreement in its entirety as set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINED TERMS, ACCOUNTING PRINCIPLES AND
OTHER INTERPRETIVE MATTERS
     Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “Administrative Agent” shall mean Wells Fargo Bank, National Association, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed pursuant to Section 8.6.
     “Administrative Agent’s Office” shall mean the address of the Administrative Agent set forth in Section 9.1, or such other address or account as the Administrative Agent hereafter may designate by written notice to the Borrower and the Lenders.
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Advance” or “Advances” shall mean amounts of the Revolving Loans advanced by the Lenders to the Borrower pursuant to Section 2.2 on the occasion of any borrowing.

     “Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Revolving Credit Obligations” shall mean, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the aggregate amount of all Letter of Credit Obligations then outstanding.
     “Agreement” shall mean this Third Amended and Restated Credit Agreement, together with all Exhibits and Schedules hereto.
     “Agreement Date” shall mean the date as of which this Agreement is dated.
     “Amendment and Restatement Agreement” shall mean the Amendment and Restatement Agreement, dated as of August 11, 2011, between the Borrower, the Administrative Agent, the Issuing Bank, the Swing Bank (as defined in the Existing Credit Agreement) and the Majority Lenders (as defined in the Existing Credit Agreement).
     “Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions (other than any non-binding arbitration proceedings) to which the Person in question is a party or by which it is bound.
     “Applicable Rate” shall mean the rate per annum, in basis points, set forth under the relevant column heading below based upon the applicable Debt Ratings:

Pricing	Debt Ratings			Eurodollar Rate/
Level	(S&P/Moody’s/Fitch)	Facility Fee	Base Rate	Letters of Credit
1	≥ A-/A3/A-	7.0	0.0	28.0
2	BBB+/Baa1/BBB+	8.0	0.0	32.0
3	BBB/Baa2/BBB	10.0	0.0	40.0
4	BBB-/Baa3/BBB-	12.5	0.0	50.0
5	≤ BB+/Ba1/BB+	17.5	0.0	70.0
     As used in this definition, “Debt Rating” means, as of any date of determination, the rating as determined by either S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of the Borrower’s senior unsecured non-credit enhanced long-term debt; provided, that solely for purposes of determining the Applicable Rate, if the Borrower shall maintain a rating of its senior unsecured debt from only two of Moody’s, S&P and Fitch, then the higher of such Debt Ratings shall apply (with Pricing Level 1 being the highest and Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case, the level that is one level lower than the higher Debt Rating shall apply. If the Borrower shall maintain a rating of its senior unsecured debt from all three of Moody’s, S&P and Fitch and there is a difference in such ratings, (A) pricing will be based on the higher level when there is a one-notch rating differential between the Debt Ratings, and (B) if there is greater than a one-notch rating differential between the Debt Ratings, and if two Debt Ratings are equivalent and the third Debt Rating is lower, then the higher Debt Rating shall govern; otherwise the applicable level shall be based upon one level below the level corresponding to the highest of the three Debt Ratings. Any change in the Applicable Rate shall become effective on and as of the date of any public announcement of any Debt Rating that indicates a different Applicable Rate. If the rating system of S&P, Moody’s or Fitch shall change, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system, and pending effectiveness of such amendment (which shall require the approval of the Majority Lenders, such approval not to be unreasonably withheld, conditioned or delayed or conditioned upon the payment of a fee to one or more of the Lenders), the Debt Ratings shall be determined by reference to the rating most recently in effect prior to such change.
     “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required pursuant to Section 9.5), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
     “Authorized Signatory” shall mean such personnel of the Borrower as may be duly authorized and designated in writing to the Administrative Agent by the Borrower to execute documents, agreements, and instruments on behalf of the Borrower.
     “Backup Letter of Credit” shall mean a Non-Participated Letter of Credit provided by the Borrower to the Administrative Agent to support payment of any outstanding Letter of Credit Obligations, which Non-Participated Letter of Credit shall name the Administrative Agent, for the benefit of the Lender Group, as beneficiary and shall have an aggregate face amount equal to one hundred and five percent (105%) of the aggregate then undrawn and unexpired amount of the Letter of Credit Obligations supported thereby.
     “Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as now or hereafter amended, and any successor statute.
     “Base Rate” shall mean, at any time, a fluctuating and floating rate per annum equal to the higher of: (a) 0.50% per annum above the latest Federal Funds Rate and (b) the rate of interest announced publicly by the Administrative Agent from time to time, as its “prime rate” for the determination of interest rate loans of varying maturities in Dollars to United States residents of varying degrees of credit worthiness. Such “prime rate” is not necessarily the lowest rate of interest charged to borrowers of the Administrative Agent, and the Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below such “prime rate”. Each change in the prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

     “Base Rate Advance” shall mean an Advance made hereunder that bears interest based upon the Base Rate.
     “Borrower” shall have the meaning set forth in the introductory paragraph hereto.
     “Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Charlotte, North Carolina or New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in Dollar deposits in the London interbank market.
     “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are, subject to clause (a) of Section 1.3, required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Change in Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.
     “Change in Law” means the occurrence, after the Existing Agreement Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Code” shall mean the Internal Revenue Code of 1986.
     “Commitment Termination Date” means the Maturity Date or such earlier date of termination of the Revolving Loan Commitments pursuant to Section 2.7 or Article VII.
     “Consolidated EBITDA” shall mean Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business, (vi) non-cash expenses related to stock based compensation and (vii) any non-cash impairment charges or non-cash asset write offs or amortization related to intangible assets and long-lived assets pursuant to GAAP (including pursuant to FASB ASC Topics 350, 360 or 805) minus, to the extent included in Consolidated Net Income, (1) interest income, (2) income tax credits and refunds (to the extent not netted from tax expense), (3) any cash payments made during such period in respect of items described in clauses (v), (vi) or (vii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred and (4) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time between the first day of the applicable Reference Period and the day that any determination of Consolidated EBITDA is to be made the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if at any time between the first day of the applicable Reference Period and the day that any determination of Consolidated EBITDA is to be made the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such Reference Period.
     “Consolidated Interest Expense” shall mean, with reference to any period, the interest expense (including interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP). In the event that the Borrower or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a Pro Forma Basis as if such Material Acquisition or Material Disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.
     “Consolidated Net Income” shall mean, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.
     “Consolidated Total Assets” shall mean, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date; provided that if the Borrower or any Subsidiary shall have made a Material Acquisition or Material Disposition at any time between the date as of which Consolidated Total Assets is to be determined and the date of such determination, Consolidated Total Assets shall be determined on a pro forma basis as if such Material Acquisition or Material Deposition had been consummated on the date as of which Consolidated Total Assets is to be determined.
     “Consolidated Total Indebtedness” shall mean at any time the sum, without duplication, of the aggregate Indebtedness (excluding Indebtedness described in clause (g) of the definition of Indebtedness (or described in clause (d) or (e) of the definition of Indebtedness to the extent that the underlying obligation being guaranteed or secured is described in clause (g) of the definition of Indebtedness), but the aggregate amount of all such Indebtedness shall only be excluded to the extent not in excess of $35,000,000) of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Date of Issue” shall mean the date on which the Issuing Bank issued a Letter of Credit pursuant to Section 2.14 of the Existing Credit Agreement.
     “Default” shall mean any Event of Default or any event specified in Article VII that with the giving of notice or lapse of time (or both) would, unless cured or waived, become an Event of Default.
     “Default Rate” shall mean a simple per annum interest rate equal to, with respect to all outstanding Obligations, the sum of (a) the highest applicable Interest Rate Basis, plus (b) the highest Applicable Rate, plus (c) 2.00%. As to any Eurodollar Advance outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the then applicable Eurodollar Basis until the end of the current Eurodollar Advance Period and thereafter the Default Rate shall be based on the Base Rate as in effect from time to time. As to any Base Rate Advance outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the Base Rate as in effect from time to time.
     “Debt Rating” shall have the meaning set forth in the definition of “Applicable Rate”.
     “Dollars” or “$” shall mean the lawful currency of the United States of America.
     “Domestic Subsidiary” means any Subsidiary of the Borrower that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.
     “Domestic T&B Companies” shall mean, collectively, the Borrower and the Domestic Subsidiaries; and “Domestic T&B Company” shall mean any one of the foregoing Domestic T&B Companies. Notwithstanding anything to the contrary contained in this Agreement, the Domestic T&B Companies shall not include any Foreign Subsidiaries.
     “Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person constituting a commercial bank or financial institution organized under the laws of the United States or any state thereof and having total assets in excess of $5,000,000,000, or an Affiliate of any such bank, or any other financial institution not meeting the foregoing requirements but otherwise acceptable to the Administrative Agent, that is, in any such case under this clause (d), approved by the Administrative Agent and, unless a Default or Event of Default has occurred and is continuing, the Borrower, such approvals not to be unreasonably withheld or delayed.

     “Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to the effect of the environment on health and safety matters.
     “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the minimum funding standard (as defined in Section 302 of ERISA) with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar Advance” shall mean an Advance made hereunder that bears interest based upon the Eurodollar Rate.

     “Eurodollar Advance Period” shall mean, in connection with any Eurodollar Advance, the term of such Advance selected by the Borrower, which may be one (1), two (2), three (3) or six (6) months; provided, however, notwithstanding the foregoing, (a) any applicable Eurodollar Advance Period which would otherwise end on a day which is not a Business Day shall be extended to the succeeding Business Day unless such Business Day falls in another calendar month, in which case such Eurodollar Advance Period shall end on the immediately preceding Business Day, (b) any applicable Eurodollar Advance Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Advance Period is to end shall (subject to clause (a) above) end on the last day of such calendar month, and (c) no Eurodollar Advance Period shall extend beyond the Maturity Date or such earlier date as would interfere with the Borrower’s repayment obligations under Section 2.6.
     “Eurodollar Basis” shall mean a simple per annum interest rate equal to the quotient of (a) the Eurodollar Rate divided by (b) one minus the Eurodollar Reserve Percentage, stated as a decimal. The Eurodollar Basis shall remain unchanged during the applicable Eurodollar Advance Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.
     “Eurodollar Rate” shall mean, for any Eurodollar Advance Period, the interest rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100%)) determined by the Administrative Agent as the offered rate for deposits in U.S. Dollars for a period comparable to the Eurodollar Advance Period appearing on the Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m. London time, on the day that is two London banking days prior to the Eurodollar Advance Period. If no such rate is available, the rate of interest shall be determined by the Administrative Agent to be the rate or the arithmetic mean of rates at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market.
     “Eurodollar Reserve Percentage” shall mean the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not any Lender has any Eurocurrency Liabilities subject to such reserve requirement at that time. The Eurodollar Basis for any Eurodollar Advance shall be adjusted as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Event of Default” shall mean any of the events specified in Article VII.
     “Existing Agreement Date” shall have the meaning assigned to the term “Agreement Date” in the Existing Credit Agreement.
     “Existing Auto-Extending Letters of Credit” shall mean the letters of credit set forth on Part I of Schedule 1.
     “Existing Credit Agreement” shall have the meaning set forth in the recitals hereto.
     “Existing Letters of Credit” shall mean the letters of credit set forth on Schedule 1.

     “Federal Funds Rate” shall mean, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.
     “Fee Letter” shall mean that certain letter agreement dated as of September 10, 2007, executed by the Administrative Agent and Wachovia Capital Markets LLC and addressed to and accepted by the Borrower.
     “Fitch” shall mean Fitch, Inc., or its successor.
     “Foreign Subsidiary” shall mean any Subsidiary of the Borrower that does not constitute a Domestic Subsidiary.
     “Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.
     “GAAP” shall mean generally accepted accounting principles in the United States of America.
     “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case which are regulated pursuant to any Environmental Law.
     “Immaterial Subsidiary” shall mean a Subsidiary the book value of whose net assets, as of the date of the balance sheet most recently delivered by the Borrower pursuant to Section 5.1(i) or 5.1(ii) or, if prior to the date of delivery of the first balance sheet to be delivered pursuant to Section 5.1(i) or 5.1(ii), the balance sheet most recently delivered pursuant to Section 6.1 of the Existing Credit Agreement, does not exceed $25,000,000.
     “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person or in respect of the deferred purchase price of property or services (excluding any such obligations incurred in the ordinary course of business and deferred compensation), (d) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Interest Coverage Ratio” shall have the meaning set forth in Section 6.7(b).
     “Interest Rate Basis” shall mean the Base Rate or the Eurodollar Basis, as appropriate.
     “Issuing Bank” shall mean Wells Fargo Bank, National Association (as successor by merger to Wachovia Bank, National Association).
     “Lender Group” shall mean, collectively, the Administrative Agent, the Issuing Bank and the Lenders.
     “Lenders” shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading “Lenders” and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 9.5; and “Lender” shall mean any one of the foregoing Lenders.
     “Letter of Credit Commitment” shall mean $22,240,641.00.
     “Letter of Credit Obligations” shall mean, at any time, the sum of (a) an amount equal to one hundred percent (100%) of the aggregate undrawn and unexpired amount (including the amount to which any such Letter of Credit can be reinstated pursuant to the terms of this Agreement) of the then outstanding Letters of Credit, plus (b) an amount equal to one hundred percent (100%) of the aggregate drawn, but unreimbursed drawings under any Letters of Credit.

     “Letter of Credit Reserve Account” shall mean any account maintained by the Administrative Agent, for the benefit of the Issuing Bank, the proceeds of which shall be applied as provided in Section 2.14(k).
     “Letters of Credit” shall mean letters of credit issued by the Issuing Bank on behalf of the Borrower from time to time in accordance with Section 2.14, and shall include the Existing Letters of Credit; provided, however, that Letters of Credit shall not include any of the Non-Participated Letters of Credit.
     “Leverage Ratio” shall have the meaning set forth in Section 6.7(a).
     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
     “Loan Account” shall mean an account with respect to the Loans and interest thereon.
     “Loan Documents” shall mean this Agreement, any Revolving Loan Notes, the Fee Letter, the Amendment and Restatement Agreement, all reimbursement agreements and applications relating to Letters of Credit issued hereunder, all legal opinions or reliance letters issued by counsel to the Borrower in connection herewith and all compliance certificates.
     “Loans” shall mean, collectively, the Revolving Loans.
     “Majority Lenders” shall mean (a) as of any date of calculation prior to the termination of the aggregate Revolving Loan Commitments, Lenders the sum of whose Revolving Loan Commitments on such date of calculation exceeds fifty percent (50%) of the aggregate Revolving Loan Commitments on such date of calculation, or (b) as of any date of calculation after termination of the aggregate Revolving Loan Commitments, Lenders the total of whose Revolving Loans outstanding plus participation interests in Letter of Credit Obligations and Swing Loans outstanding, as applicable, on such date of calculation exceeds fifty percent (50%) of the Aggregate Revolving Credit Obligations as of such date of calculation.
     “Material Acquisition” shall mean any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $100,000,000.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its payment obligations under this Agreement or (c) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

     “Material Disposition” shall mean any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $100,000,000.
     “Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
     “Maturity Date” shall mean October 16, 2012.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “New Credit Agreement” shall have the meaning set forth in the Amendment and Restatement Agreement.
     “Non-Participated Letters of Credit” shall mean letters of credit issued by any financial institution for the account of the Borrower from time to time in the ordinary course of its business, other than Letters of Credit issued by the Issuing Bank, in such capacity and not individually, pursuant to the terms of this Agreement.
     “Notice of Conversion/Continuation” shall mean a notice in substantially the form of Exhibit C.
     “Obligations” shall mean (a) all payment and performance obligations as existing from time to time of the Borrower to the Lender Group under this Agreement and the other Loan Documents (including all Letter of Credit Obligations and including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of making the Loans or issuing the Letters of Credit, and (b) the obligation to pay an amount equal to the amount of any and all damages which the Lender Group, or any of them, may suffer by reason of a breach by the Borrower of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document.
     “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
     “Participant” shall mean a bank or other entity to which any Lender shall have sold a participation in all or a portion of such Lender’s rights and/or obligations under this Agreement pursuant to Section 9.5(d).
     “Payment Date” shall mean the last day of each Eurodollar Advance Period for a Eurodollar Advance.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Encumbrances” shall mean:
     (a) Liens for Taxes that are not yet due, are being contested in compliance with Section 5.4 or secure amounts that are not material to the Borrower and its Subsidiaries taken as a whole;
     (b) landlords’ carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, social security laws or regulations or similar laws or regulations, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);
     (d) pledges, deposits or Liens in connection with bids, tenders, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;
     (e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (xi) of Article VII;
     (f) encumbrances, ground leases easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, canals, ditches, water rights, highways, roads, railroads, fences, oil and gas leases, electric lines, data communications, and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of the real properties or Liens incidental to the conduct of the business of the Borrower and its Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower and its Subsidiaries;
     (g) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, leases, areas of mutual interest agreements, royalty agreements, marketing agreements, processing agreements, development agreements, and other agreements which are usual and customary in the mining business;
     (h) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;
     (i) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

     (j) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Borrower and its Subsidiaries in the ordinary course of business;
     (k) any interest or title of a lessor under any operating lease;
     (l) (i) mortgages, liens, security interests, restrictions, encumbrances or other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Borrower or any Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;
     (m) any encumbrances or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
     (n) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;
     (o) Liens securing or arising by reason of any netting or setoff arrangement entered into in the ordinary course of banking or other trading activities or Liens over cash accounts securing cash pooling arrangements; and
     (p) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Permitted Investments” shall mean:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P of A-2 or higher or from Moody’s of P-2 or higher;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any commercial bank which has a short term deposit rating issued by S&P of A-2 or higher or by Moody’s of P-2 or higher or (ii) any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

     (d) repurchase agreements with a term of not more than one year for securities described in clauses (a), (b) and (c);
     (e) money market funds that (i) are rated AAA by S&P and Aaa by Moody’s and (ii) have portfolio assets of at least $1,000,000,000;
     (f) (i) short-term obligations issued by any local commercial bank or trust company located in those areas where the Borrower or a Subsidiary conducts its business, whose deposits are insured by the Federal Deposit Insurance Corporation, or (ii) commercial bank-insured money market funds, or any combination of the types of investments described in this clause (f);
     (g) the following types of investments in accordance with investment policies approved by the Board of Directors of the Borrower: (i) taxable municipal securities, (ii) asset backed securities, (iii) corporate bonds, notes and floating rate notes including medium term notes, (iv) fixed income mutual funds, (v) short duration mortgage-backed securities, (vi) tax-exempt commercial paper, (vii) municipal notes and bonds, (viii) tax-exempt valuable rate demand notes, (ix) tax-exempt money market funds and (x) tax-exempt fixed income funds; and
     (h) in the case of any Subsidiary organized or conducting business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or conducts business which are similar to the assets referred to in clauses (a), (b), (c), (d), (e), (f) and (g) above.
     “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pro Forma Basis” shall mean, with respect to any event, that the Borrower is in compliance on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.1.
     “Register” shall have the meaning set forth in Section 9.5(c).
     “Reimbursement Obligations” shall mean the payment obligations of the Borrower under Section 2.14(d).
     “Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

     “Restatement Effective Date” shall having the meaning set forth in the Amendment and Restatement Agreement.
     “Revolving Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Revolving Loan Commitment of such Lender, divided by (b) the aggregate Revolving Loan Commitments of all Lenders, which, as of the Restatement Effective Date, are set forth (together with Dollar amounts thereof) on Schedule 2 hereto.
     “Revolving Loan Commitment” shall mean, with respect to any Lender, the several obligation of such Lender to advance to the Borrower on or after the Agreement Date an aggregate amount not to exceed, at any time, the amount set forth opposite such Lender’s name on Schedule 2 pursuant to the terms of this Agreement, and as such amount may be reduced from time to time, pursuant to the terms of this Agreement.
     “Revolving Loan Notes” shall mean those certain promissory notes issued by the Borrower to each of the Lenders that requests a promissory note, in accordance with each such Lender’s Revolving Loan Commitment, in substantially the form of Exhibit D.
     “Revolving Loans” shall mean, collectively, amounts advanced from time to time by the Lenders to the Borrower under the Revolving Loan Commitment and the Existing Credit Agreement, not to exceed the amount of the Revolving Loan Commitment, and shall include the loans set forth on Schedule 3 hereto.
     “S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
     “subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” shall mean any subsidiary of the Borrower.
     “Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

     “Swing Loans” shall mean the loans previously made by the Swing Bank (as defined in the Existing Credit Agreement) to the Borrower under Section 2.1(c) the Existing Credit Agreement, it being understood that no such loans are outstanding as of the Agreement Date and no such loans will be made after the Agreement Date.
     “Transactions” shall mean the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans hereunder, the use of the proceeds thereof and the maintenance of Letters of Credit hereunder.
     “Transition Date” shall mean, with respect to each Existing Auto-Extending Letter of Credit, the date set forth on Schedule 1 hereto under the column headed “Transition Date” for such Existing Auto-Extending Letter of Credit.
     “Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.
     “Voidable Transfer” shall have the meaning set forth in Section 9.17.
     “Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
     Section 1.2 Other Interpretive Matters. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.3 Accounting Principles. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (a) for purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposes Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal and (b) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
ARTICLE II
THE LOANS AND THE LETTERS OF CREDIT
     Section 2.1 Credit. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, each Lender agrees, severally and not jointly, to make Revolving Loans in Dollars to the Borrower, from time to time during the period from the Agreement Date to the Commitment Termination Date, in an aggregate amount not to exceed at any time its Revolving Loan Commitment; provided that no Revolving Loans shall be made if, immediately after giving effect thereto, the Aggregate Revolving Credit Obligations outstanding at such time shall exceed the aggregate Revolving Loan Commitments. For the avoidance of doubt, from and after the Agreement Date, none of the Lenders shall have any obligation to make any Advances or Loans other than as specifically provided in Section 2.14(d).

     Section 2.2 Manner of Borrowing and Disbursement of Loans.
     (a) Choice of Interest Rate, etc. Any Revolving Loans shall, at the option of the Borrower, be maintained as either a Base Rate Advance or a Eurodollar Advance; provided, however, that (i) if the Borrower fails to give the Administrative Agent written notice specifying whether a Eurodollar Advance is to be repaid, continued or converted on a Payment Date, such Advance shall be converted to a Base Rate Advance on the Payment Date, and (ii) the Borrower may not select a Eurodollar Advance (A) with respect to an Advance, the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.14, or (B) if, at the time of such Advance, a Default or an Event of Default has occurred and is continuing. Any notice given to the Administrative Agent in connection with a requested Advance hereunder shall be given to the Administrative Agent prior to 11:00 a.m. (Eastern time) in order for such Business Day to count toward the minimum number of Business Days required.
     (b) Base Rate Advances. The Borrower may (i) repay a Base Rate Advance at any time or (ii) upon at least three (3) Business Days’ irrevocable prior written notice to the Administrative Agent in the form of a Notice of Conversion/Continuation, convert all or a portion of the principal thereof to one or more Eurodollar Advances. Upon the date indicated by the Borrower, such Base Rate Advance shall be so repaid or converted.
     (c) Eurodollar Advances.
     (i) Repayments, Continuations and Conversions. At least three (3) Business Days prior to each Payment Date for a Eurodollar Advance, the Borrower shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Eurodollar Advance outstanding on such Payment Date is to be continued in whole or in part as one or more new Eurodollar Advances and also specifying the Eurodollar Advance Period applicable to each such new Eurodollar Advance (and subject to the provisions of this Agreement, upon such Payment Date, such Eurodollar Advance shall be so continued). Upon such Payment Date, any Eurodollar Advance (or portion thereof) not so continued shall be converted to a Base Rate Advance or, subject to Section 2.5, be prepaid or repaid.
     (ii) Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Advance shall be in a principal amount of no less than $5,000,000 and in an integral multiple of $1,000,000 in excess thereof, or the remaining amount of the Revolving Loan Commitment, and at no time shall the aggregate number of all Eurodollar Advances then outstanding exceed seven.
     (d) Notification of Lenders. Upon receipt of a (i) notification from the Issuing Bank that a draw has been made under any Letter of Credit or (ii) notice from the Borrower with respect to any continuation or conversion of an outstanding Eurodollar Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Advance. Each Lender shall, not later than 2:00 p.m. (Eastern time) on the date specified for the borrowing of an Advance in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of such Lender’s portion of the Advance in immediately available funds.
     (e) Disbursement. Prior to 3:00 p.m. (Eastern time) on the date of an Advance hereunder, the Administrative Agent shall disburse the amounts made available to the Administrative Agent by the Lenders in like funds by transferring such amounts to the Issuing Bank. Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon (Eastern time) on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. If both such Lender and the Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly relend to the Borrower such corresponding amount. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender. In the event that a Lender for any reason fails or refuses to fund its portion of an Advance in violation of this Agreement, then, until such time as such Lender has funded its portion of such Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Advance, such non-funding Lender shall not (i) have the right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document and, with respect to any such Lender, the amount of the Revolving Loan Commitment or Loans, as applicable, held by such Lender shall not be counted as outstanding for purposes of determining “Majority Lenders” hereunder, and (ii) be entitled to receive any payments of principal, interest or fees from the Borrower or the Administrative Agent (or the other Lenders) in respect of its Loans.
     Section 2.3 Interest.
     (a) On Revolving Loans. Interest on Advances under the Revolving Loan Commitment, subject to Sections 2.3(b) and 2.3(c), shall be payable as follows:
     (i) On Base Rate Advances. Interest on each Base Rate Advance shall be computed on the basis of a 365/366-day year for the actual number of days elapsed and shall be payable quarterly in arrears on the first day of each calendar quarter for the prior calendar quarter, commencing on January 1, 2008. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date; provided that in the event the Loans are repaid or prepaid in full and the Revolving Loan Commitments have been terminated, then accrued interest in respect of all Base Rate Advances shall be payable together with such repayment or prepayment on the date thereof. Interest shall accrue and be payable on each Base Rate Advance at the simple per annum interest rate equal to the sum of (A) the Base Rate and (B) the Applicable Rate then in effect with respect to Base Rate Advances.
     (ii) On Eurodollar Advances. Interest on each Eurodollar Advance shall be computed on the basis of a hypothetical 360-day year for the actual number of days elapsed and shall be payable in arrears (A) on the applicable Payment Date for such Advance and (B) if the Eurodollar Advance Period for such Eurodollar Advance exceeds three (3) months, interest on such Eurodollar Advance shall be due and payable in arrears on every three (3) month anniversary of such Eurodollar Advance. Interest on Eurodollar Advances then outstanding shall also be due and payable on the Maturity Date; provided that in the event all Eurodollar Advances made pursuant to a single borrowing are repaid or prepaid in full, then accrued interest in respect of such Eurodollar Advances shall be payable together with such repayment or prepayment on the date thereof. Interest shall accrue and be payable on each Eurodollar Advance at the simple per annum interest rate equal to the sum of (x) the Eurodollar Basis applicable to such Eurodollar Advance and (y) the Applicable Rate then in effect with respect to Eurodollar Advances.
     (iii) If No Notice of Selection of Interest Rate. If the Borrower fails to give the Administrative Agent timely notice of its selection of a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Advance is not timely concluded, the Base Rate shall apply to such Advance. If the Borrower fails to elect to continue any Eurodollar Advance then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2, as applicable, the Base Rate shall apply to such Advance commencing on and after such Payment Date.
          (b) Upon Default. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding Obligations shall accrue at the Default Rate from the date of such Event of Default. Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 9.12, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate or (iii) payment in full of the Obligations. The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate the Revolving Loan Commitment or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.
          (c) Computation of Interest. In computing interest on any Advance, the date of making the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the date that it is made, one (1) day’s interest shall be due with respect to such Advance.

     Section 2.4 Fees.
     (a) Fee Letter. The Borrower agrees to pay to the Administrative Agent such fees as are set forth in the Fee Letter.
     (b) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Ratios, a facility fee on the Revolving Loan Commitment (regardless of usage) for each day from the Existing Agreement Date through the Maturity Date (or the date of any earlier prepayment in full of the Obligations), at a rate equal to the Applicable Rate in effect from time to time with respect to the facility fee. Such facility fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter, commencing on January 1, 2008, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.
     (c) Letter of Credit Fees.
          (i) The Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Ratios, a fee on the stated amount of any outstanding Letters of Credit for each day from the Date of Issue through the Maturity Date (or the date of any earlier prepayment in full of the Obligations) at a rate per annum on the daily average aggregate stated amount of such Letters of Credit equal to the Applicable Rate in effect from time to time with respect to Letters of Credit; provided, however, that following the occurrence and during the continuance of an Event of Default, the Letter of Credit fee shall be increased by an additional two percent (2.00%) per annum. Such Letter of Credit fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter, commencing on January 1, 2008, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.
          (ii) The Borrower shall also pay to the Issuing Bank (A) a fronting fee on the daily average aggregate stated amount of the outstanding Letters of Credit for each day from the Date of Issue through the expiration date of such Letter of Credit (or any earlier prepayment in full of the Obligations) at a rate of one eighth of one percent (0.125%) per annum which fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter, commencing on January 1, 2008, and if then unpaid, on the Maturity Date, (or any earlier prepayment in full of the Obligations) and (B) any reasonable and customary fees charged by the Issuing Bank for issuance and administration of such Letters of Credit. The foregoing fees shall be fully earned when due, and non-refundable when paid.
     (d) Computation of Fees. In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of payment shall be excluded.

     Section 2.5 Prepayment of Advances. The principal amount of any Base Rate Advance may be repaid in full or in part at any time, without penalty; and the principal amount of any Eurodollar Advance may be prepaid prior to the applicable Payment Date, upon three Business Days’ prior written notice to the Administrative Agent; provided that the Borrower shall reimburse the Lenders and the Administrative Agent, on the earlier of demand and the Maturity Date, for any loss or reasonable out-of-pocket expense incurred by the Lenders or the Administrative Agent in connection with such prepayment, as set forth in Section 2.10. Each notice of prepayment of any Eurodollar Advance shall be irrevocable, and each prepayment or repayment made under this Section 2.5 shall include the accrued interest on the amount so prepaid. Upon receipt of any notice of prepayment or repayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of such prepayment or repayment. Other than with respect to amounts required to be applied to the Revolving Loans pursuant to Section 2.6, prepayments of principal hereunder shall be in minimum amounts of $1,000,000 and integral multiples of $1,000,000 in excess thereof. As provided in Section 2.7, each prepayment of outstanding Advances shall reduce the aggregate Revolving Loan Commitments on a dollar-for-dollar basis.
     Section 2.6 Repayment.
     (a) All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full on the Maturity Date.
     (b) In addition to the foregoing, the Borrower hereby promises to pay all Obligations, including the principal amount of the Loans, all Base Rate Advances made pursuant to draws under the Letters of Credit and all interest and fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.
     Section 2.7 Permanent Reduction of Commitment.
     (a) At any time that the Borrower makes any prepayment under Section 2.5 or any repayment under Section 2.6 of the principal amount of any Advance or Loan, and at any time that a Letter of Credit expires by its terms or is or is deemed terminated, the aggregate Revolving Loan Commitments shall be permanently reduced on a pro rata basis among the Lenders in accordance with their respective Revolving Commitment Ratios in an aggregate amount equal to the amount of such prepayment or repayment or such expired or terminated Letter of Credit, as the case may be.
     (b) In the event any such reduction under Section 2.7(a) shall have the effect of reducing the Revolving Loan Commitment to zero (it being understood that such reduction is only possible when no Letter of Credit Obligations remain outstanding), the Revolving Loan Commitment shall be permanently cancelled.
     (c) As of the date of any such cancellation or reduction, the Borrower shall pay to the Administrative Agent for the account of the Lenders the accrued interest on the amount so prepaid or repaid and the facility fee set forth in Section 2.4(b) accrued through the date of the reduction with respect to the amount reduced, and shall reimburse the Administrative Agent and the Lenders for any loss or out-of-pocket expense incurred by any of them in connection with such payment as set forth in Section 2.10.
     Section 2.8 Revolving Loan Notes; Loan Accounts.
     (a) The Revolving Loans shall be repayable in accordance with the terms and provisions set forth herein and, upon request by any Lender, the Revolving Loans owed to such Lender shall be evidenced by Revolving Loan Notes. Each Revolving Loan Note shall be payable to the order of each Lender requesting the same in accordance with such Lender’s Revolving Commitment Ratio. Any such Revolving Loan Notes shall be issued by the Borrower to the Lenders and shall be duly executed and delivered by an Authorized Signatory of the Borrower.
     (b) The Administrative Agent may open and maintain on its books in the name of the Borrower a Loan Account. The Administrative Agent shall debit such Loan Account for the principal amount of each Advance made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrower pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrower shall make in respect to the Obligations. The records of the Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.
     Section 2.9 Manner of Payment.
     (a) When Payments Due. Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loans, fees, and any other amount owed to any member of the Lender Group under this Agreement or any of the other Loan Documents shall be made not later than 1:00 p.m. (Eastern time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders, the Issuing Bank or the Administrative Agent, as the case may be, in Dollars and in immediately available funds. Any payment received by the Administrative Agent after 1:00 p.m. (Eastern time) shall be deemed received on the next Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly. If any payment under this Agreement or any Revolving Loan Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.
     (b) No Deduction.
     (i) The Borrower agrees to pay principal, interest, fees, and all other amounts due hereunder or under any other Loan Documents without setoff or counterclaim or any deduction whatsoever. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any taxes. If the Borrower shall hereafter be required by law to deduct any taxes from or in respect of any sum payable hereunder or under any other Loan Documents to any Lender, the Issuing Bank or the Administrative Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9(b)), such Lender, the Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions, and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten days after demand therefor, for the full amount of any taxes (including taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
     (ii) On or prior to the Existing Agreement Date and on or prior to the first Business Day of each calendar year thereafter, each Lender that is organized in a jurisdiction other than the United States or a political subdivision thereof shall provide each of the Administrative Agent and the Borrower with either (a) two (2) properly executed originals of Form W-8ECI or Form W-8BEN (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrower and the Administrative Agent, as the case may be, certifying (i) as to such Lender’s status for purposes of determining exemption from or a reduction in United States withholding taxes with respect to all payments to be made to such Lender hereunder and under any other Loan Documents, or (ii) that all payments to be made to such Lender hereunder and under any other Loan Documents are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (b) (i) a certificate executed by such Lender certifying that such Lender is not a “bank” and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (ii) two (2) properly executed originals of Internal Revenue Service Form W-8BEN (or any successor form), in each case, certifying such Lender’s entitlement to an exemption from or a reduction in United States withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents. Each such Lender agrees to provide the Administrative Agent and the Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Borrower.
     Section 2.10 Reimbursement. Whenever any Lender shall sustain or incur any losses, liabilities or out-of-pocket expenses in connection with (a) a failure by the Borrower to continue any Eurodollar Advance, or convert any Advance to a Eurodollar Advance, in each case, after having given notice of its intention to do so in accordance with Section 2.2 (whether by reason of the election of the Borrower not to proceed or otherwise), (b) any prepayment, repayment or conversion of any Eurodollar Advance in whole or in part on a date other than the last day of any Eurodollar Advance Period applicable thereto (including as a consequence of any acceleration of the maturity of the Loans pursuant to Article VII), (c) a failure by the Borrower to prepay any Eurodollar Advance after giving notice of its intention to prepay such Advance or (d) any assignment to replace a Lender pursuant to Section 10.2(b), the Borrower agrees to pay to such Lender, upon the earlier of such Lender’s demand or the Maturity Date, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses; provided, however, that notwithstanding the foregoing, the Borrower shall have no obligation to make any such payment in respect of any such losses, liabilities or expenses incurred more than one hundred eighty (180) days prior to its receipt of demand from such Lender. A certificate indicating the computation of the amount of such losses, liabilities and out-of-pocket expenses sustained or increased by any Lender as a result of any event referred to in this paragraph submitted by such Lender to the Borrower shall be binding and conclusive, absent manifest error, as to the amount thereof. Losses subject to reimbursement hereunder shall include, without limitation, expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the liquidation or re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be.
     Section 2.11 Pro Rata Treatment.
     (a) Advances. Each Advance with respect to the Revolving Loans from the Lenders under this Agreement shall be made pro rata on the basis of their respective Revolving Commitment Ratios.
     (b) Payments. Each payment and prepayment of the principal of the Revolving Loans and each payment of interest on the Revolving Loans received from the Borrower shall be made by the Administrative Agent to the Lenders pro rata on the basis of their respective unpaid principal amounts thereof outstanding immediately prior to such payment or prepayment (except in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.2(e)). If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of setoff or counterclaim, or otherwise) on account of the Revolving Loans or other Obligations in excess of its ratable share (based upon its Revolving Commitment Ratio), or in violation of any restriction set forth in Section 2.2(e), such Lender shall forthwith purchase from the other Lenders such participation in the Revolving Loans and such other Obligations made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest. The provisions of this Section 2.11(b) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations to any Eligible Assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.11(b) shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff and counterclaim) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.11(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.11(b) to share in the benefits of any recovery on such secured claim.
     Section 2.12 Application of Payments.
     (a) Payments Prior to Event of Default. Prior to the occurrence and continuance of any Event of Default, all amounts received by the Administrative Agent from the Borrower (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.6), shall be distributed by the Administrative Agent in the following order of priority: FIRST, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (or any Affiliate of the Administrative Agent) from the Borrower; SECOND, to the payment of fees and expenses then due and payable to the Administrative Agent hereunder; THIRD, to the payment of any fees and expenses then due and payable to the Lenders, and the Issuing Bank hereunder or under any other Loan Documents; FOURTH, pro rata to the payment of interest then due and payable on the Revolving Loans; FIFTH, pro rata to the payment of principal then due and payable on the Revolving Loans; and SIXTH, to the payment of all other Obligations not otherwise referred to in this Section 2.12(a) then due and payable.
     (b) Payments Subsequent to Event of Default. Subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group shall be distributed in the following order of priority (subject, as applicable, to Section 2.11): FIRST, to the costs and expenses (including attorneys’ fees and expenses), if any, incurred by any member of the Lender Group in the collection of such amounts under this Agreement or any other Loan Document; SECOND, to any fees then due and payable to the Administrative Agent under this Agreement or any other Loan Document; THIRD, pro rata to any fees then due and payable to the Lenders and the Issuing Bank under this Agreement or any other Loan Document; FOURTH, pro rata to the payment of interest then due and payable on the Revolving Loans; FIFTH, pro rata to the payment of principal of the Revolving Loans then outstanding; SIXTH, to the Letter of Credit Reserve Account in an amount equal to one hundred five percent (105%) of any Letter of Credit Obligations then outstanding which are not supported by a Backup Letter of Credit; SEVENTH, to any other Obligations not otherwise referred to in this Section 2.12(b); EIGHTH, to damages incurred by any member of the Lender Group by reason of any breach of this Agreement or of any other Loan Document; and NINTH, upon satisfaction in full of all Obligations to the Borrower or as otherwise required by law.
     Section 2.13 Maximum Rate of Interest. The Borrower and the Lender Group hereby agree and stipulate that the only charges imposed upon the Borrower for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article II and in any other Loan Document. Notwithstanding the foregoing, the Borrower and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any Applicable Law. In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Agreement Date, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Loans to the extent of such excess, and any remaining excess shall be returned to the Borrower.
     Section 2.14 Letters of Credit.
     (a) (i) Each of the Existing Letters of Credit constitutes a Letter of Credit issued under the Existing Credit Agreement and from and after the Agreement Date shall continue to be outstanding hereunder and be subject to each of the terms and conditions of this Agreement and the other Loan Documents. Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Bank shall not at any time be obligated to issue, or to cause to be issued, any Letter of Credit that is not an Existing Letter of Credit. No Existing Letter of Credit shall be amended to increase the stated amount thereof.
     (ii) If, on the Transition Date with respect to an Existing Auto-Extending Letter of Credit, such Existing Auto-Extending Letter of Credit shall, pursuant to the terms of the New Credit Agreement, be deemed to be a letter of credit outstanding thereunder, then, on such Transition Date, such Existing Auto-Extending Letter of Credit shall cease to be a Letter of Credit hereunder and shall, for all purposes of this Agreement, be deemed to have been terminated on such Transition Date. If an Existing Auto-Extending Letter of Credit shall not have become a letter of credit outstanding under the New Credit Agreement on the applicable Transition Date, then the Issuing Bank shall, on or after the Business Day following such Transition Date, issue a notice of non-renewal with respect to such Existing Auto-Extending Letter of Credit.
     (b) In addition to the fees payable pursuant to Section 2.4(c)(ii), the Borrower shall pay or reimburse the Issuing Bank for normal and customary fees and reasonable costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.

     (c) The Issuing Bank has sold and transferred to each Lender, and each Lender has irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Ratio, in each Existing Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto). The Issuing Bank shall promptly notify the Administrative Agent of any draw under a Letter of Credit. At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrower and each Lender, by telephone or telecopy, of the amount of the draw and, in the case of each Lender, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Commitment Ratio.
     (d) The Borrower hereby agrees to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under each Letter of Credit. In order to facilitate such repayment, the Borrower hereby irrevocably requests the Lenders, and the Lenders hereby severally agree, on the terms and conditions of this Agreement, with respect to any drawing under a Letter of Credit, to make a Base Rate Advance on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Advance directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw, and the Administrative Agent agrees to notify the Borrower promptly after the making of any such Base Rate Advance. Each Lender shall pay its share of such Base Rate Advance by paying its ratable portion of such Advance (based on its Revolving Commitment Ratio) to the Administrative Agent in accordance with Section 2.2(e), without reduction for any setoff or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default then exists or would be caused thereby. The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section 2.14(d) shall be subject to the terms and conditions of Section 2.2(e). The obligation of each Lender to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.14 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason. The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders. Any overdue amounts payable by the Lenders to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate.
     (e) The Borrower agrees that each Advance by the Lenders to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, be deemed to be a Base Rate Advance under the Revolving Loan Commitment and shall be payable and bear interest in accordance with all other Base Rate Advances.
     (f) The Borrower agrees that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrower as between the Borrower and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrower. The obligation of the Borrower to reimburse the Issuing Bank for a drawing under any Letter of Credit or the Lenders for Advances made by them to the Issuing Bank on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including the following circumstances:
     (i) any lack of validity or enforceability of any Loan Document or any documents or instruments relating to any Letter of Credit;
     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Letter of Credit Obligations or any amendment, modification or waiver of or consent to any departure from any Letter of Credit or any of the Loan Documents;
     (iii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;
     (iv) the existence of any claim, setoff, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender, the Administrative Agent, the Issuing Bank, or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;
     (v) any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
     (vi) the insolvency of any Person issuing any documents in connection with any Letter of Credit;
     (vii) any breach of any agreement between the Borrower and any beneficiary or transferee of any Letter of Credit;
     (viii) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;
     (ix) any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;
     (x) any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank;
     (xi) any other circumstances arising from causes beyond the control of the Issuing Bank;

     (xii) payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit; and
     (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
     (g) If any change in Applicable Law, any change in the interpretation or administration thereof, or any change in compliance with Applicable Law by the Issuing Bank as a result of any request or directive of any Governmental Authority, central bank or comparable agency (whether or not having the force of law) after the Existing Agreement Date shall (i) impose, modify or deem applicable any reserve (including any imposed by the Board of Governors of the Federal Reserve System), special deposit, capital adequacy, assessment or other requirements or conditions against letters of credit issued by the Issuing Bank or (ii) impose on the Issuing Bank any other condition regarding this Agreement or any Letter of Credit or any participation therein, and the result of any of the foregoing in the determination of the Issuing Bank is to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining any participation therein, then, on the earlier of the Maturity Date or a date not more than five (5) days after demand by the Issuing Bank, the Borrower agrees to pay to the Issuing Bank, from time to time as specified by the Issuing Bank, such additional amount or amounts as the Issuing Bank reasonably determines will compensate it for such increased costs, from the date such change or action is effective, together with interest on each such amount from the Maturity Date or the date demanded, as applicable, until payment in full thereof at the Base Rate. A certificate as to such increased cost incurred by the Issuing Bank as a result of any event referred to in this paragraph submitted by the Issuing Bank to the Borrower shall be conclusive, absent manifest error, as to the amount thereof.
     (h) The Borrower will indemnify and hold harmless each member of the Lender Group and each of their respective employees, representatives, officers and directors from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against such member of the Lender Group in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrower shall not be liable to any member of the Lender Group for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of such member of the Lender Group as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 2.14(h) shall survive termination of this Agreement.
     (i) Each Lender shall be responsible (to the extent the Issuing Bank is not reimbursed by the Borrower) for its pro rata share (based on such Lender’s Revolving Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including reasonable legal fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, the Borrower’s obligations to reimburse draws thereunder or otherwise. In the event the Borrower shall fail to pay such expenses of the Issuing Bank within fifteen (15) days of demand for payment by the Issuing Bank, each Lender shall thereupon pay to the Issuing Bank its pro rata share (based on such Lender’s Revolving Commitment Ratio) of such expenses within ten (10) days from the date of the Issuing Bank’s notice to the Lenders of the Borrower’s failure to pay; provided, however, that if the Borrower shall thereafter pay such expenses, the Issuing Bank will repay to each Lender the amounts received from such Lender hereunder.
     (j) In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the Maturity Date, the Borrower shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Administrative Agent, for the benefit of the Issuing Bank, an amount equal to one hundred and five percent (105%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations or provide one or more Backup Letters of Credit with respect to such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.12. Pending the application of such deposit to the payment of the Reimbursement Obligations, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account selected by the Borrower and reasonably acceptable to the Administrative Agent, and all interest accrued thereon shall be held with such deposit as additional security for the Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrower. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
     (k) In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of Article VII or, upon the request of the Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, the Borrower shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Administrative Agent, for the benefit of the Issuing Bank, an amount equal to one hundred and five percent (105%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations, or provide one or more Backup Letters of Credit in respect of such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.12. Pending the application of such deposit to the payment of the Reimbursement Obligations, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as additional security for the Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrower. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
ARTICLE III
[INTENTIONALLY OMITTED]
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lenders that:
     Section 4.1 Organization; Powers; Subsidiaries. The Borrower is duly organized, validly existing and, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     Section 4.2 Authorization; Enforceability. The Transactions are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational actions. The Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and constitute a valid and binding obligation of the Borrower, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 4.3 Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
     Section 4.4 Financial Condition; No Material Adverse Change.
     (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2011, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
     (b) Since December 31, 2010, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.
     Section 4.5 Properties. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
     Section 4.6 Litigation and Environmental Matters.
     (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     (b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.
     Section 4.7 Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.8 Investment Company Status. The Borrower is not required to register as an “investment company” under the Investment Company Act of 1940.
     Section 4.9 Taxes. Each of the Borrower and its Subsidiaries has (i) timely filed or caused to be filed all Tax returns and reports required to have been filed and (ii) paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves except, in each of case under clause (i) or (ii) above, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     Section 4.10 ERISA. No ERISA Event has occurred that, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
     Section 4.11 Disclosure. The Information Memorandum and the other reports, financial statements, certificates and other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), together with the Borrower’s annual report on Form 10-K and quarterly report on Form 10-Q, in each case most recently filed by the Borrower with the SEC, taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     Section 4.12 Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of Regulations U or X of the Board.
ARTICLE V
AFFIRMATIVE COVENANTS
     Until the aggregate Revolving Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all amounts drawn under each Letter of Credit shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     Section 5.1 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
     (i) within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” qualification or exception) in accordance with Regulation S-K of the SEC;
     (ii) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet as of the end of such fiscal quarter, its related statement of operations for such fiscal quarter and its related statements of operations and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (iii) concurrently with any delivery of financial statements under Section 5.1(i) or 5.1(ii), a certificate of a Financial Officer of the Borrower (A) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Section 6.7 and (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.4(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (iv) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and
     (v) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to Section 5.1(i), 5.1(ii) or 5.1(iv) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by Section 5.1(iii) to the Administrative Agent
     Section 5.2 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the occurrence of any Default. Each notice delivered under this Section 5.2 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto
     Section 5.3 Existence, Rights and Privileges. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect (A) its legal existence and (B) the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3.
     Section 5.4 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (i) (A) the validity or amount thereof is being contested in good faith by appropriate proceedings and (B) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.5 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     Section 5.6 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (provided that, in respect of any such discussions with the Borrower’s independent accountants, the Borrower shall be given notice at least two (2) Business Days prior to such discussion and the opportunity to be present at any such discussions). The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Borrower and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

     Section 5.7 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.8 Use of Proceeds. The proceeds of the Loans will be used only to finance the working capital needs, and for general corporate purposes, of the Borrower and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.
ARTICLE VI
NEGATIVE COVENANTS
     Until the aggregate Revolving Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all amounts drawn under each Letter of Credit shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     Section 6.1 Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
     (i) Indebtedness existing on the date hereof and set forth in Schedule 6.1 and extensions, renewals and replacements of any such Indebtedness with Indebtedness that does not increase the outstanding principal amount thereof;
     (ii) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;
     (iii) Guarantees by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;
     (iv) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (A) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this Section 6.1(iv) shall not exceed $50,000,000 at any time outstanding;
     (v) Indebtedness as an account party in respect of letters of credit;
     (vi) Indebtedness incurred to fund acquisitions; and

     (vii) other Indebtedness so long as, immediately after giving effect (on a Pro Forma Basis, if applicable) thereto and the application of the proceeds thereof, the aggregate outstanding principal amount of Indebtedness permitted under this Section 6.1(vii), together with the aggregate principal amount of Indebtedness and other obligations secured by Liens permitted under Section 6.2(iv), does not exceed 20% of Consolidated Total Assets (determined at the time of the incurrence thereof by reference to the Borrower’s financial statements most recently delivered pursuant to pursuant to Section 5.1(i) or 5.1(ii) or, if prior to the date of delivery of the first financial statements to be delivered pursuant to Section 5.1(i) or 5.1(ii), the most recent financial statements referred to in Section 4.4(a)).
     Section 6.2 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
     (i) Permitted Encumbrances;
     (ii) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (iii) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (iv) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) such security interests secure Indebtedness of the Borrower or Indebtedness permitted by Section 6.1(iv), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; and
     (v) Liens on assets of the Borrower and its Subsidiaries not otherwise permitted above so long as, immediately after giving effect (on a Pro Forma basis, if applicable) thereto and to the application of the proceeds of any Indebtedness or obligation secured thereby, the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $100,000,000.
     Section 6.3 Fundamental Changes and Asset Sales.
     (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:
     (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;
     (ii) any Person (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary;
     (iii) any Subsidiary may sell, transfer or otherwise dispose of its assets to the Borrower or to another Subsidiary;
     (iv) the Borrower and its Subsidiaries may (A) sell inventory in the ordinary course of business, (B) effect sales, trade-ins or dispositions of used equipment for value in the ordinary course of business consistent with past practice, (C) enter into licenses of technology in the ordinary course of business, and (D) make any other sales, transfers or dispositions that, together with all other property of the Borrower and its Subsidiaries previously sold or disposed of as permitted by this clause (D) during any fiscal year of the Borrower, does not exceed an aggregate book value of twenty percent (20%) of Consolidated Total Assets of the Borrower (determined at the time of making such sale, transfer or disposition by reference to the Borrower’s financial statements most recently delivered pursuant to Section 5.1(i) or 5.1(ii) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.1(i) or 5.1(ii), the most recent financial statements referred to in Section 4.4(a)); and
     (v) any Subsidiary may liquidate or dissolve in accordance with applicable laws.
     (b) The Borrower will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Restatement Effective Date.
     Section 6.4 Investments, Loans, Advances and Guarantees. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, except:
     (i) Permitted Investments;
     (ii) investments by the Borrower and its Subsidiaries existing on the date hereof in the capital stock of Subsidiaries;

     (iii) investments, loans or advances by the Borrower in or to any Subsidiary and by any Subsidiary in or to the Borrower or any other Subsidiary;
     (iv) investments made in any Person that, immediately after giving effect to such investment, is a Subsidiary;
     (v) Guarantees constituting Indebtedness permitted by Section 6.1;
     (vi) investments in Swap Agreements; and
     (vii) investments, loans or advances that, together with all other investments, loans and advances permitted by this Section 6.4(vii) made during any fiscal year of the Borrower, do not exceed twenty percent (20%) of Consolidated Total Assets of the Borrower (determined at the time of making such investment, loan or advance by reference to the Borrower’s financial statements most recently delivered pursuant to Section 5.1(i) or 5.1(ii) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.1(i) or 5.1(ii), the most recent financial statements referred to in Section 4.4(a)).
For the avoidance of doubt, this Section 6.4 shall not place any restrictions upon the Borrower or any of its Subsidiaries effectuating mergers and acquisitions so long as, if the Borrower is a party to any such merger, the Borrower is the surviving entity of such merger
     Section 6.5 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, (iii) compensation arrangements with, and fees and expenses paid or payable to, officers, directors, employees and agents of the Borrower and its Subsidiaries and (iv) any Restricted Payment permitted by Section 6.6.
     Section 6.6 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (iv) the Borrower and its Subsidiaries may make any other Restricted Payment (whether in cash, securities or other property) so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including on a Pro Forma Basis, to the extent applicable) thereto; provided that any dividend shall be permitted under this Section 6.6 if (A) at the time of the declaration thereof, the payment of such dividend would have been permitted under this Section 6.6 and (B) such dividend is paid within 60 days of the date of declaration thereof, regardless of whether a Default or Event of Default exists, or would arise after giving effect to the payment thereof, at the time at which such dividend is actually paid.
     Section 6.7 Financial Covenants.
     (a) Maximum Leverage Ratio. The Borrower will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after June 30, 2011, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be greater than 3.75 to 1.00.
     (b) Minimum Interest Coverage Ratio. The Borrower will not permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after June 30, 2011, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00.
ARTICLE VII
EVENTS OF DEFAULT
     If any of the following events (“Events of Default”) shall occur:
     (i) the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (ii) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (i) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
     (iii) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any certificate or financial statement furnished pursuant to this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
     (iv) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, 5.3(i)(A) (with respect to the Borrower’s existence) or 5.8 or in Article VI;

     (v) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (i), (ii) or (iv) of this Article VII) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
     (vi) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period;
     (vii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (without the giving of any further notice or the lapse of time) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (vii) of this Article VII shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets;
     (viii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (ix) the Borrower or any Subsidiary (other than an Immaterial Subsidiary) shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (viii) of this Article VII, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (E) make a general assignment for the benefit of creditors;
     (x) the Borrower or any Subsidiary (other than an Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (xi) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
     (xii) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted in a Material Adverse Effect; or
     (xiii) a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (viii) or (ix) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (A) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (B) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (viii) or (ix) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
     Section 8.1 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any of its Affiliates shall have rights as a third party beneficiary of any of such provisions.
     Section 8.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender”

or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     Section 8.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.12 and Article VII) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     Section 8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 8.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 8.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be any Lender or a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $5,000,000,000, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring

Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 9.2 and 9.19 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Section 8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) pro rata in accordance with their respective Revolving Commitment Ratios from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants, and counsel), or disbursements of any kind or nature (whether or not the Administrative Agent is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document, or any other document contemplated by this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement, except that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent as determined by a final non-appealable order of a court of competent jurisdiction. The provisions of this Section 8.7 shall survive the termination of this Agreement.
     Section 8.8 Non-Reliance On Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     Section 8.9 No Other Duties, etc. Anything herein to the contrary notwithstanding, the co-syndication agents, documentation agents, arrangers and bookrunners listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.
     Section 8.10 Issuing Bank. The provisions of this Article VIII (other than Section 8.2) shall apply to the Issuing Bank mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

ARTICLE IX
MISCELLANEOUS
     Section 9.1 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i)	If to the Borrower, at:

Thomas & Betts Corporation
8155 T&B Boulevard
Memphis, Tennessee 38125
Attn: Vice President-Treasurer
Facsimile No.: (901) 252-1325

with a copy to:

Thomas & Betts Corporation
8155 T&B Boulevard
Memphis, Tennessee 38125
Attn: Vice President-General Counsel
Facsimile No.: (901) 252-1372

(ii)	If to the Administrative Agent, to it at:

Wells Fargo Bank, National Association 301 S. College Street, 15th Floor Charlotte, North Carolina 28202 Attn: Nathan R. Rantala Telephone No.: (704) 383-0403 Facsimile No.: (704) 715-1438

and, in the case of notices under Article II, with a copy to:

Wells Fargo Bank, National Association
Mail Code: D1109-019
1525 West W.T. Harris Blvd — 1B1
Charlotte, North Carolina 28262
Attn: Syndication Agency Services
Telephone No.: (704) 427-4926
Facsimile No.: (704) 715-0017

(iii)	If to the Issuing Bank, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

(iv)	If to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
     Section 9.2 Expenses. The Borrower agrees to promptly pay or reimburse:
     (a) All reasonable out-of-pocket expenses of the Administrative Agent and its Affiliates in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of the initial Advance hereunder, including the fees and disbursements of counsel for the Administrative Agent;
     (b) All reasonable out-of-pocket expenses of the Administrative Agent and its Affiliates in connection with the administration of the transactions contemplated in this

Agreement or any of the other Loan Documents, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by the Lenders relating to this Agreement or any of the other Loan Documents, including: (i) all reasonable fees, expenses and disbursements of any law firm or special counsel engaged by the Administrative Agent; (ii) costs and expenses (including reasonable attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (iii) costs and expenses of lien and title searches on the property and assets of the Borrower and its Subsidiaries; (iv) sums paid or incurred to pay any amount or take any action required of the Borrower under the Loan Documents that the Borrower fails to pay or take; (v) costs of appraisals, inspections, and verifications of the properties and assets of the Borrower and its Subsidiaries and other due diligence, including travel, lodging, and meals for inspections of operations of the Borrower and its Subsidiaries by the Administrative Agent; and (vi) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment;
     (c) All out-of-pocket costs and expenses of each member of the Lender Group in connection with the enforcement or protection of its rights and any restructuring, refinancing, or “work out” of the transactions contemplated by this Agreement, the other Loan Documents, and all out-of-pocket costs and expenses of collection if default is made in the payment of the Obligations, which in each case shall include fees and out-of-pocket expenses of special counsel for each member of the Lender Group and the fees and out-of-pocket expenses of any experts or consultants of the Administrative Agent;
     (d) Any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, any member of the Lender Group as a result of conduct of the Borrower or any of its Subsidiaries that violates a sanction enforced by OFAC; and
     (e) All taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any of the Loan Documents or the Obligations or from the execution, delivery or enforcement of this Agreement or any other Loan Document, excluding income taxes of the Administrative Agent and each Lender.
     Section 9.3 Waivers. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and under the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Agent, the Issuing Bank, the Majority Lenders or the Lenders in exercising any right shall operate as a waiver of such right. The Administrative Agent and the Lenders expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance. In the event the Lenders decide to fund a request for an Advance at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Advances or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrower.
     Section 9.4 Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Domestic T&B Company against any and all of the obligations of the Borrower or such Domestic T&B Company now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Domestic T&B Company may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     Section 9.5 Assignment.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans at the time owing to it); provided that
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Loan Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Loan Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Loan Commitment assigned; and
     (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article IX and Section 2.9(b), Section 2.10 and Section 9.19 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the

Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, with the consent of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower (each such consent not to be unreasonably withheld or delayed), sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.12(a) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.10 and Article IX to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11(b) as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.9(b) and Section 10.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 9.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile or electronic mail transmission shall be deemed an original signature hereto.

     Section 9.7 Governing Law. This Agreement and the Loan Documents (except to the extent otherwise provided therein) shall be governed by and construed in accordance with the laws of the State of New York.
     Section 9.8 Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 9.9 Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.
     Section 9.10 Source of Funds. Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates tied to such reference rates.
     Section 9.11 Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the other Loan Documents embody the entire Agreement and understanding among the parties hereto and thereto and supersede all prior agreements, understandings, and conversations relating to the subject matter hereof and thereof. The Borrower represents and warrants to the Administrative Agent and each of the Lenders that it has read the provisions of this Section 9.11 and discussed the provisions of this Section 9.11 and the rest of this Agreement with counsel for the Borrower, and the Borrower acknowledges and agrees that the Administrative Agent and each of the Lenders are expressly relying upon such representations and warranties of the Borrower (as well as the other representations and warranties of the Borrower set forth in Article IV) in entering into this Agreement.
     Section 9.12 Amendments and Waivers.
     (a) Neither this Agreement, any other Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by (or in the case of Loan Documents executed by the Administrative Agent, signed by the Administrative Agent and approved by) the Majority Lenders and, in the case of an amendment, also by the Borrower, except that (i) the consent of the Administrative Agent and each of the Lenders affected thereby shall be required for (A) any release of all or substantially all of the guarantors of the Obligations, (B) any extensions of the Maturity Date or the scheduled date of payment of interest or principal or fees, or any reduction of principal (without a corresponding payment with respect thereto), or any reduction in the rate of interest or fees due to the Lenders hereunder, (C) any amendment of this Section 9.12 or of the definition of “Majority Lenders” or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, and (D) any amendment increasing the Revolving Loan Commitment of any such Lender (it being understood and agreed that a waiver of any Default or Event of Default or a modification of any of the defined terms contained herein (other than those defined terms specifically addressed in this Section 9.12) shall not constitute a change in the terms of the Revolving Loan Commitment of any Lender); (ii) the consent of the

Administrative Agent, the Majority Lenders and the Borrower shall be required for any amendment to Article VIII, and (iii) the consent of the Issuing Bank, the Majority Lenders and the Borrower shall be required for any amendment to Section 2.14; provided, however, Schedule 2 hereto (Revolving Loan Commitment) may be amended from time to time by the Administrative Agent alone to reflect assignments of the Revolving Loan Commitment in accordance herewith.
     (b) Each Lender grants to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s Revolving Loan Commitment, Loans and Letter of Credit Obligations owing to it and any Revolving Loan Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid facility fees and letter of credit fees owing to such Lender, which right may be exercised by the Administrative Agent if requested by the Borrower and if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Administrative Agent and the Borrower have agreed. Each Lender agrees that if the Administrative Agent exercises its option hereunder, it shall promptly execute and deliver an Assignment and Assumption and other agreements and documentation necessary to effectuate such assignment; provided, however, that any such right to purchase shall expire on the ninetieth (90th) day following the date of the proposed waiver, amendment or consent which was not approved by such Lender. The Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 9.5(b).
     (c) If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at the Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.
     Section 9.13 Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent, the Issuing Bank and each Lender to enter into or maintain business relationships with the Borrower, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.
     Section 9.14 Pronouns. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.
     Section 9.15 Disclosure. The Borrower agrees and consents to the Administrative Agent’s and any of its Affiliate’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications. The Administrative Agent shall obtain the prior written approval of the Borrower with respect to the issuance of any press releases regarding the making of the Loans to the Borrower pursuant to the terms of this Agreement.

     Section 9.16 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 9.17 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by the Borrower, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the Lender Group related thereto, the liability of the Borrower automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

     Section 9.18 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.
     Section 9.19 Indemnity. The Borrower will indemnify and hold harmless each member of the Lender Group and each of its employees, representatives, officers and directors (each such person being called an “Indemnitee”) from and against any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. To the fullest extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through SyndTrak Online or by other comparable electronic means in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. This Section 9.19 shall survive termination of this Agreement.

ARTICLE X
YIELD PROTECTION
     Section 10.1 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Basis) or the Issuing Bank; or
     (ii) impose on any Lender, the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or any Eurodollar Advance made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Person of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Person of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Loan Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 10.1 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

     (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 10.1 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 10.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
     Section 10.2 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 10.1, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 10.1 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 10.1, or if any Lender defaults in its obligation to fund any Advances hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.5), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
     (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.5;
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in the Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 10.1, such assignment will result in a reduction in such compensation or payments thereafter; and
     (iv) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE XI
JURISDICTION, VENUE AND WAIVER OF JURY TRIAL
     Section 11.1 Jurisdiction and Service of Process. FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY MEMBER OF THE LENDER GROUP WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF NEW YORK AND HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK, CT CORPORATION SYSTEM, WHOSE ADDRESS IS 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, OR SUCH OTHER PERSON AS THE BORROWER SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO THE ADMINISTRATIVE AGENT. THE CONSENT TO JURISDICTION HEREIN SHALL NOT BE EXCLUSIVE. THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF THE BORROWER AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF THE BORROWER SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS IN THE STATE OF NEW YORK, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH BORROWER SERVED WHEN DELIVERED, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS AT THE ADDRESS AND IN THE MANNER SET FORTH ABOVE IN SECTION 9.1. IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR HIS OR HER SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF THE BORROWER TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK, THE BORROWER SHALL SERVE AND ADVISE THE ADMINISTRATIVE AGENT THEREOF SO THAT AT ALL TIMES THE BORROWER WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK ON BEHALF OF THE BORROWER WITH RESPECT TO THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS. IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.
     Section 11.2 Consent to Venue. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND HEREBY IRREVOCABLY

WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     Section 11.3 Waiver of Jury Trial. THE BORROWER AND EACH MEMBER OF THE LENDER GROUP TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVE, AND OTHERWISE AGREE NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH THE BORROWER, ANY MEMBER OF THE LENDER GROUP, OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE XI.
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SCHEDULE 1
PART I: EXISTING AUTO-EXTENDING LETTERS OF CREDIT

Letter of Credit No.	Balance	Issue Date	Expiry Date	Transition Date
870-100241	$45,000.00	6/3/2002	5/1/2012	3/26/2012
968-093121	$500,000.00	6/3/2002	12/31/2011	8/26/2011
968-093126	$6,378,172.00	6/3/2002	3/30/2012	12/23/2011
SM235309	$40,000.00	7/24/2009	8/5/2012	5/29/2012
SM235375	$1,267,421.00	7/31/2009	8/8/2012	4/3/2012
SM236354	$227,900.00	12/24/2009	12/31/2011	11/24/2011
SM236356	$8,438,859.00	12/24/2009	12/31/2011	10/25/2011
SM236815	$653,400.00	3/16/2010	9/6/2011	Restatement Effective Date
SM236819	$3,191,096.00	3/17/2010	9/6/2011	Restatement Effective Date
SM236825	$344,215.00	3/17/2010	9/6/2011	Restatement Effective Date
PART II: OTHER EXISTING LETTERS OF CREDIT

Letter of Credit No.	Balance	Issue Date	Expiry Date	Transition Date
IS0000648	$801,224.00	6/9/2011	5/31/2012	N/A
SM235880	$97,680.00	10/19/2009	9/30/2011	N/A
SM236490	$108,575.00	1/19/2010	12/31/2011	N/A
SM236643	$44,979.00	2/16/2010	9/30/2011	N/A
SM237558	$102,120.00	7/23/2010	7/30/2012	N/A

SCHEDULE 2
REVOLVING LOAN COMMITMENT

	Revolving	Revolving Loan
Lender	Commitment Ratio	Commitment
Wells Fargo Bank, National Association	14.6666667%	$50,928,627.39
Bank of America, N.A.	13.3333333%	$46,298,752.20
Regions Bank	8.6666667%	$30,094,188.87
SunTrust Bank	8.6666667%	$30,094,188.87
The Bank of Tokyo-Mitsubishi UFJ, Ltd., NY Branch	8.0000000%	$27,779,251.28
JPMorgan Chase Bank, N.A.	8.0000000%	$27,779,251.28
Credit Suisse, Cayman Islands Branch	6.6666667%	$23,149,376.05
Fifth Third Bank	6.6666667%	$23,149,376.05
The Northern Trust Company	6.6666667%	$23,149,376.05
CIBC, Inc.	4.6666667%	$16,204,563.23
PNC Bank	4.6666667%	$16,204,563.24
KBC Bank NV, New York Branch	3.3333333%	$11,574,688.03
KBC Bank NV	3.3333333%	$11,574,688.05
Comerica Bank	2.6666667%	$9,259,750.41
Total	100%	$347,240,641.00

2

SCHEDULE 3
REVOLVING LOANS

Lender	Revolving Loan
Wells Fargo Bank, National Association	$47,666,666.65
Bank of America, N.A.	$43,333,333.33
Regions Bank	$28,166,666.67
SunTrust Bank	$28,166,666.67
The Bank of Tokyo-Mitsubishi UFJ, Ltd., NY Branch	$26,000,000.00
JPMorgan Chase Bank, N.A.	$26,000,000.00
Credit Suisse, Cayman Islands Branch	$21,666,666.67
Fifth Third Bank	$21,666,666.67
The Northern Trust Company	$21,666,666.67
CIBC, Inc.	$15,166,666.67
PNC Bank	$15,166,666.67
KBC Bank NV, New York Branch	$10,833,333.33
KBC Bank NV	$10,833,333.33
Comerica Bank	$8,666,666.67
Total	$325,000,000.00

3

Schedule 6.1
Existing Indebtedness of Subsidiaries
Thomas & Betts Netherlands, B.V. maintains a EUR 10.0 million (approximately US $13.2 million) committed revolving credit facility with a European bank that has an indefinite maturity. Outstanding letters of credit which reduced availability under the European facility amounted to approximately US $1.3 million at July 31, 2011.

4

Schedule 6.2
Existing Liens
None.

5